Item 77K

USCA All  Terrain Fund

Change in Registrant's Certifying Accountant

(a) Based on a recommendation by USCA All Terrain
Fund's (the "Registrant") investment adviser, USCA
Asset Management LLC ("USCA"), the Audit
Committee of the Registrant considered the
replacement of KPMG LLP ("KPMG") as the
Registrant's independent registered public accounting
firm for the fiscal year ending March 31, 2018.
Following its review and consideration of a change to
the Registrant's accounting firm, on July 26, 2017,
the Audit Committee recommended and the Board of
Trustees approved the engagement of Cohen &
Company ("Cohen") as the Registrant's independent
registered public accounting firm for the Registrant's
fiscal year ending March 31, 2018 and dismissed
KPMG from that role.

KPMG's reports on the Registrant's financial statements
as for the fiscal period from July 1, 2015 (commencement
of operations) through March 31, 2016 and the fiscal
year ended March 31, 2017 did not contain an adverse
opinion or a disclaimer of opinion and were not qualified
or modified as to uncertainty, audit scope, or accounting
principles.

During the fiscal period from July 1, 2015 (commencement
of operations) through March 31, 2016 and the fiscal
year ended March 31, 2017, and the subsequent interim
period through July 26, 2017, there were (i) no
"disagreements," as that term is defined in Item 304(a)(1)(iv)
of Regulation S-K, between the Registrant and KPMG
on any matters of accounting principles or practices,
financial statement disclosure, or auditing scope or
procedure, which disagreement(s), if not resolved to the
satisfaction of KPMG, would have caused KPMG to make
reference to the subject matter of the disagreement(s) in
connection with its reports on the financial statements;
and (ii) no reportable events within the meaning of Item
304(a)(1)(v) of Regulation S-K.

The Registrant provided KPMG with a copy of the
disclosures it is making in this Form N-SAR.  The Registrant requested that KPMG furnish a letter addressed to the
Securities and Exchange Commission (the "Commission")
stating whether or not it agrees with the statements made
herein.  A copy of KPMG's letter to the Commission
dated December 12, 2017 is attached as Exhibit 77Q hereto.

(b) During the fiscal period from July 1, 2015 (commencement of operations) through March 31, 2016 and the fiscal
year ended March 31, 2017, and the subsequent interim
period through July 26, 2017, neither the Registrant
nor anyone on its behalf has consulted with Cohen
regarding (i) the application of accounting principles to
a specific transaction, either completed or proposed, or
the type of audit opinion that might be rendered on the
Registrant's financial statements and neither a written
report nor oral advice was provided to the Registrant that
Cohen concluded was an important factor considered by
the Registrant in reaching a decision as to any accounting,
auditing, or financial reporting issue; and (ii) any matter
that was subject of a "disagreement" as that term is
defined in Item 304(a)(1)(iv) of Regulation S-K or any
reportable event within the meaning of Item 304(a)(1)(v)
of Regulation S-K.